Exhibit 5.1

[ORACLE LETTERHEAD]

December 18, 2017

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about December 18, 2017, in connection with the registration under the Securities Act of 1933, as amended, of 330,000,000 shares of the Common Stock of the Company, par value $0.01 (the “Shares”) to be issued under the Company’s Amended and Restated 2000 Long-Term Equity Incentive Plan (the “Oracle Plan”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the Oracle Plan, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

Sincerely,

/s/ BRIAN S. HIGGINS
Brian S. Higgins
Vice President, Associate General Counsel and Secretary